Exhibit 5.2

SUITE 300, 204 BLACK STREET

WHITEHORSE, YUKON Y1A 2M9

TELEPHONE: 867-668-5252

FAX: 867-668-5251

E-MAIL: lackowicz.hoffman@yukonlaw.com

IN ASSOCIATION WITH

Reply Attention To: Paul W. Lackowicz

DIRECT E-MAIL:plackowicz@yukonlaw.com

Our File No: 38375

August 31, 2015

Ultra Petroleum Corp.

400 North Sam Houston Parkway East

Suite 1200

Houston, TX

77060

Dear Sirs/Mesdames:

Re:	Registration Statement on Form S-4; Offer to Exchange 6.125% Senior Notes due 2024, which have been registered under the Securities Act of 1933 for any and all of its outstanding unregistered 6.125% Senior Notes due 2024

PAUL W. LACKOWICZ RITA M. DAVIE	DEBBIE P. HOFFMAN	GEORGE A. ASQUITH CLAIRE ANDERSON

We have acted as counsel for Ultra Petroleum Corp., a Yukon, Canada corporation (the “Company”), in connection with the proposed issuance by the Company of up to $850,000,000 aggregate principal amount of 6.125% Senior Notes due 2024 (the “New Notes”) in exchange for an equivalent amount of the Company’s outstanding unregistered 6.125% Senior Notes due 2024 (the “Old Notes”). The terms of the offer to exchange are described in the Registration Statement on Form S-4 (the “Registration Statement”) filed with the Securities and Exchange Commission for the registration of the New Notes under the Securities Act of 1933, as amended (the “Act”). The Old Notes have been, and the New Notes will be, issued pursuant to an indenture dated as of September 18, 2014 (the “Indenture”) between the Company, as issuer, and U.S. Bank National Association, as trustee (the “Trustee”).

Scope of Review

For the purpose of this opinion letter, we have examined pdf copies of the following documents:

1.	the Indenture;

2.	the Registration Statement;

3.	the form of New Notes;

4.	signed resolutions of the directors of the Company dated September 2, 2014 authorizing the transaction described herein; and

5.	the original of a certificate of status dated August 31, 2015 for the Company issued pursuant to the Business Corporations Act (Yukon).

In rendering the opinions herein, we have relied upon our examination of the foregoing documents and certificates, and the Articles of Incorporation and Bylaws of the Company contained in the minute book of the Company maintained by our office, and we have considered such questions of law and made such other investigations as we have deemed relevant or necessary as a basis for the opinions hereinafter expressed.

Assumptions

In rendering this opinion, we have assumed:

a. The genuineness of all signatures;

b. The authenticity and completeness of all documents submitted to us as originals;

c. The conformity to original documents and the completeness of all documents submitted to

PAUL W. LACKOWICZ RITA M. DAVIE	DEBBIE P. HOFFMAN	GEORGE A. ASQUITH CLAIRE ANDERSON

File No.    38375

us or received by us as conformed copies, certified copies, photocopies, e-mailed or facsimile transmissions, and the authenticity of the originals where certified copies, photocopies, e-mailed or facsimile transmissions have been submitted or received;

d. The accuracy, completeness and truth of all facts set forth in corporate records or official public records and certificates and any other documents, certificates or records supplied by corporate or public officials and the identity and capacity of all individuals acting or purporting to act as such; and

e. To the extent that the obligations of the Company under the Indenture may be dependent upon such matters, we assume for purposes of this opinion that the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that the Trustee is duly qualified to engage in the activities contemplated by the Indenture; that the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes the legally valid and binding obligation of the Trustee, enforceable under the federal laws of the United States and laws of the State of New York against both the Trustee and the Company in accordance with its terms; that the Trustee is in compliance, generally and with respect to acting as a trustee under the Indenture, with all applicable laws and regulations; and that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.

File No.    38375

Practice Restriction

We are solicitors qualified to carry on the practice of law in Yukon only and we express no opinion as to any laws or matters governed by the laws other than Yukon and the federal laws of Canada applicable therein in effect as at the date of this opinion (“Yukon Law”).

Opinion

Based on and relying on the foregoing and subject to the qualifications hereinafter expressed, we are of the opinion that as at the date hereof:

1. The Company is incorporated and is a valid and subsisting corporation with the power to issue the New Notes;

2. The Company has taken all necessary corporate action to authorize the execution and delivery of the New Notes.

3. When (i) the Registration Statement has been declared effective under the Act, (ii) the Old Notes have been validly exchanged by the Company, and (iii) the New Notes have been executed and delivered by the Company and authenticated by the Trustee, all in accordance with the terms of the Indenture and the Registration Statement, the New Notes will constitute binding obligations of the Company.

Qualifications

1. The enforceability of the New Notes is subject to the effects of (i) applicable bankruptcy, insolvency, reorganization, moratorium, rearrangement, liquidation, conservatorship or similar laws and court decisions of general application (including, without limitation, statutory or other laws regarding fraudulent or preferential transfers) now or hereafter in effect relating to or affecting the rights or remedies of creditors generally, and (ii) general equity principles (regardless of whether enforcement is sought in a proceeding in equity or law).

2. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm contained therein under the heading “Legal Matters.”

Yours very truly,

/s/ LACKOWICZ & HOFFMAN

        “Lackowicz & Hoffman”